Exhibit 99.1

Presidents Plaza, Building One, 196 Van Buren Street, Suite 300, Herndon, VA 20170

Contacts:	Richard Ramlall, RCN, SVP of Strategic and External Affairs, RCN, 703-434-8430 Carolyn Capaccio, CFA, Lippert/Heilshorn & Assoc., 212-838-3777

RCN Announces Sale of Interests in Megacable and MCM

- Implied Deal Value of Approximately $350 Million; After-Tax Proceeds of $300 Million -

- Proceeds to be Used to Substantially Reduce Debt -

Herndon, VA, March 8, 2006 - RCN Corporation (NASDAQ: RCNI), a leading provider of total communications service, announced today that it has reached an agreement to sell its 48.93% interests in Megacable, S.A. de C.V. (“Megacable”) and Megacable Communicaciones de Mexico S.A. (“MCM”) for net after-tax proceeds of $300 million in cash. Teleholding, S.A. de C.V. (“Teleholding”), a Mexican entity comprised of the current shareholders of Megacable and MCM, will purchase the interests. The boards of directors of both companies have approved this transaction.

RCN will apply the proceeds from the sale to repay debt, as required under its various debt agreements, resulting in nearly $30 million of annualized interest savings. On a pro forma basis (as of September 30, 2005), after these repayments, and after adjusting for the previously announced acquisition of Consolidated Edison Communications Holding Company, Inc. (“CEC”), RCN’s total debt outstanding will be reduced to approximately $200 million, and net debt will be reduced to approximately $80 million.

“The sale of our stake in Megacable and MCM represents an important milestone for RCN,” stated James F. Mooney, Chairman of RCN’s board of directors. “By unlocking the value of these assets, we can significantly reduce our debt and enhance our financial and strategic flexibility.”

Peter Aquino, President and Chief Executive Officer of RCN added, “This win-win deal represents a timely opportunity to realize strong asset value, and enables us to now focus all of our attention on RCN’s core business in the U.S. We continue to execute well on all facets of our strategic plan, including the pursuit of selected acquisition and divestiture opportunities.”

Mike Sicoli, Chief Financial Officer of RCN, stated, “We worked closely with our Mexican partners to structure a transaction that was tax efficient for RCN. Taking into account the tax structure and related indemnities that we received in the transaction, we estimate the sale to be worth approximately $350 million to RCN on a pre-tax basis. This transaction serves as a catalyst for us to realize an immediate and dramatic improvement in our credit profile by significantly reducing our leverage and positioning us to generate positive free cash flow in 2006, well ahead of schedule.”

The transaction is expected to close in March 2006. The sale is conditioned upon certain regulatory filings to be made by Teleholding, but is not subject to the receipt of any regulatory approvals or consents.

Deutsche Bank Securities, Inc. acted as financial advisors, and Milbank, Tweed, Hadley & McCloy LLP acted as legal advisors to RCN in connection with the transaction.

RCN will report fourth quarter and full-year 2005 results on Wednesday, March 15, 2006 and will provide a 2006 financial outlook at that time.

About RCN Corporation

RCN Corporation, http://www.rcn.com, is one of the largest facilities-based competitive providers of cable, high-speed internet and phone services delivered over its own fiber-optic local network to residential customers in the most densely populated markets in the U.S. RCN Business Solutions is a growing business that also provides bulk video, high-capacity data and voice services to business customers. RCN provides service in the Boston, New York, Eastern Pennsylvania, Washington, D.C., Chicago, San Francisco and Los Angeles metropolitan markets. (RCNI-G)

RCN Forward-Looking Statements

This press release contains forward-looking statements regarding future events and future performance of RCN that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of RCN’s Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that RCN files from time to time with the Securities and Exchange Commission.

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